Exhibit (j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 26, 2026, relating to the financial statements and financial highlights of EIC Value Fund, Polen Floating Rate Income ETF, Polen High Income ETF, and Polen Focus Growth ETF, each a series of FundVantage Trust, which are included in Form N-CSR for the year or period ended April 30, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Additional Service Providers” and “Financial Statements” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

August 27, 2026